Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 281205 of Fortis Inc. on Form S-8 of our report dated June 24, 2026, relating to the financial statements and supplemental schedule of ITC Savings & Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 24, 2026